Exhibit 99.1

HERCULES REPORTS SECOND QUARTER 2007 RESULTS

WILMINGTON, DE, July 23, 2007 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended June 30, 2007 of $34.5 million, or $0.30 per diluted share, as compared to a loss of $52.3 million, or a $0.47 loss per diluted share, for the second quarter of 2006.

Net income from ongoing operations(1) for the second quarter of 2007 was $45.8 million, or $0.40 per diluted share, an increase of 25% per diluted share compared to $35.3 million, or $0.32 per diluted share, in the second quarter of 2006.  Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.

Net sales in the second quarter of 2007 were $549.0 million, an increase of 10% from the same period last year.  Net sales for the six months ended June 30, 2007 were $1.051 billion, an increase of 10% from the prior year, excluding the impact of the FiberVisions transaction.  For the second quarter, volume and pricing increased by 7% and 1%, respectively.  Rates of exchange increased sales by 3% during the quarter, while mix was 1% unfavorable.

Net sales in the second quarter of 2007 increased in all major regions of the world versus the prior year.  Sales increased 4% in North America, 18% in Latin America, 15% in Europe (8% excluding the impact of the Euro), and 11% in Asia Pacific.

Reported profit from operations in the second quarter of 2007 was $74.5 million, an increase of 14% compared with $65.6 million for the same period in 2006.  Profit from ongoing operations in the second quarter of 2007 was $80.9 million, an increase of 10% compared with $73.7 million in the second quarter of 2006.

Cash flow from operations for the six months ended June 30, 2007 was $140.5 million as compared to $64.0 million for the same period last year.  The Company has now received $221.7 million, including $23.2 million in July, of a total $240 million in expected federal and state tax refunds.  The Company also paid $124 million in May 2007 in connection with the Vertac litigation.

"The second quarter results demonstrate continued strong sales, earnings and cash flow growth," said Craig A. Rogerson, President and Chief Executive Officer.  "Both business franchises, Aqualon and Paper Technologies and Ventures, continue to deliver solid performance.  Based on the strength of our financial profile and our expectations as we look forward, we are also pleased to have announced earlier today our Board's approval of a $200 million share repurchase program and the initiation of a dividend on our common stock."

Interest and debt expense was $17.8 million in the second quarter of 2007, an increase of $1.1 million or 7% compared with the second quarter of 2006, reflecting increased variable short term rates, partially offset by lower outstanding debt balances and improved debt mix.

Net debt was $721.2 million at June 30, 2007, a decrease of $102 million from year-end 2006.  Cash and cash equivalents were $237.9 million at June 30, 2007, as compared to $171.8 million at year-end 2006.   During June, $84.1 million of the total $100 million outstanding 6.6% notes due 2027 were put to the Company pursuant to the terms of the indenture, requiring payment in August of this year, expected to be paid from existing cash balances.

Capital spending was $53.8 million for the first six months of the year as compared to $22.9 million in the same period last year.  The increase in spending is directed toward growth and expansion projects in our businesses globally.

Segment Results – Reported Basis

In the Aqualon Group, net sales increased 11% while profit from operations increased 5% in the second quarter as compared with the same period in 2006.  All business units had increased sales in the second quarter as compared to the prior year.  In the aggregate, the sales increase was driven by 7% higher volumes, 1% higher prices and 3% favorable rates of exchange.  Price increases were achieved in all business units.

Coatings and construction sales increased 9% in the second quarter of 2007 as compared to the same period of last year, due to 5% higher volumes, 1% increased pricing and 4% favorable rates of exchange, partially offset by 1% unfavorable mix.  Sales into the coatings markets were up 6% in the second quarter of 2007 as compared to the same period of last year.  Strong volume growth in Asia, Eastern Europe, Africa and South America offset modestly weaker coatings  market conditions in North America.  Construction market sales increased 11% as compared to the second quarter of last year.  Strong growth was achieved in Asia, along with modest growth in Europe and Latin America.  Eastern European markets remain strong.  Pricing improvements were achieved in both the coatings and construction markets.

Regulated industry sales increased 12% in the second quarter of 2007 as compared to the same period of last year, primarily due to 4% higher volumes, 3% improved product mix, 3% increased pricing and 2% favorable rates of exchange.  Sales increased in the pharmaceutical, personal care and food markets by 6%, 18% and 11%, respectively, as compared to the second quarter of last year.  Asian and European markets were especially strong during the quarter.

Energy and specialties sales increased 14% in the second quarter of 2007 as compared to the same period of last year.  The increase was due to 15% higher volumes, 1% higher prices, and 1% favorable rates of exchange, partially offset by 3% unfavorable product mix.  The natural gas and oil services sector demand continues to be strong and price increases were achieved across most products families.

Profit from operations increased $3.0 million, primarily as a result of higher volumes and the associated contribution margin, increased selling prices and favorable rates of exchange, partially offset by higher raw materials, increased supply chain costs and startup costs at our new methylcellulose production site in our Chinese venture.  Selling, general and administrative (SG&A) costs were higher compared to the prior year, reflecting increased sales, marketing, business management, technology and other spending to support growth.

"Aqualon’s global presence and scale continue to deliver improved results in spite of challenging North American coatings and construction markets and startup costs associated with new production capacity," said Mr. Rogerson.

In the Paper Technologies and Ventures Group, net sales in the second quarter increased 8% and profit from operations increased 58% compared with the same quarter in 2006.

Paper Technologies sales increased 9% due to 10% increased volumes, 1% increased prices, and 3% favorable rates of exchange, partially offset by 5% unfavorable product mix.  Volumes increased in all major regions of the world.  Volumes were up 3% excluding the impact of the Mead Westvaco rosin size alliance.  Sales in emerging markets were up 22% compared to the prior year.  Price increases were achieved primarily in North America with modestly lower pricing in Asia.  Sales of new products continued to drive growth in overall sales and profitability.

Ventures sales increased 5% primarily due to 4% higher prices and 2% favorable rates of exchange, partially offset by 1% unfavorable mix.  Sales increased in all Ventures business units except in polyols/lubricants.  Significant growth was achieved in our building products venture.

The increase in profit from operations reflects higher volumes, improved selling prices, favorable rates of exchange and lower SG&A costs, partially offset by higher raw material and tolling costs.  Severance, restructuring and other exit costs, accelerated depreciation of impaired assets and legal settlements taken in the second quarter of 2007 were $0.5 million, significantly lower than the $4.7 million recorded in the same period of 2006.  SG&A costs were lower primarily due to higher patent defense costs incurred in the prior year.

"Our results continue to demonstrate our innovations and execution serving our customers in paper chemicals," commented Mr. Rogerson.  "Sales of innovative higher margin products continue to support margins overall."

Outlook

“We expect continued strong results in sales, earnings and cash flow in 2007," said Mr. Rogerson.  "With our strong cash flow generation, we will continue to focus on our high return business franchises, both through organic growth as well as acquisitions."

Second quarter Conference Call and Webcast

The Company will discuss second quarter 2007 results tomorrow, July 24th, at 10:00 a.m. (Eastern).

Teleconference:                        (973) 935-8511 – Ask for Conference ID # 8957494
Please call 10 to 15 minutes prior to the call.

Webcast:                                   Listen-only mode via Internet broadcast from www.herc.com
under Shareholder Information.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, the success of outsourcing initiatives, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievement, or continue the repurchase program or the payment of dividends, expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission.  The words or phrases "will likely result," "should," "are expected to," "will continue," "is anticipated," "expect," "estimate," "project" or similar expressions are among those which identify forward-looking statements.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:                                John S. Riley                                (302) 594-6025
Investor Contact:                            Stuart L. Fornoff                          (302) 594-7151

HERCULES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)
	(Unaudited)
Table 1	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2007	2006	2007	2006
Net sales	$549.0	$501.0	$1,051.3	$1,028.3
Cost of sales	358.8	324.7	682.2	685.4
Selling, general and administrative expenses	95.2	90.7	188.9	182.0
Research and development	11.0	9.4	21.4	19.0
Intangible asset amortization	1.9	2.0	3.7	3.6
Other operating expense, net	7.6	8.6	20.7	15.8
Profit from operations	74.5	65.6	134.4	122.5
Interest and debt expense	17.8	16.7	35.0	37.4
Other expense, net	33.2	127.1	38.0	137.7
Income (loss) before income taxes and equity loss	23.5	(78.2)	61.4	(52.6)
(Benefit) provision for income taxes	(11.5)	(27.5)	(48.1)	(16.8)
Income (loss) before minority interests and equity loss	35.0	(50.7)	109.5	(35.8)
Minority interests in earnings of consolidated subsidiaries	(0.5)	(0.3)	(1.0)	(0.4)
Equity loss of affiliated companies, net of tax	—	(0.6)	(0.5)	(1.0)
Net income (loss) from continuing operations before discontinued operations and change in accounting principle	34.5	(51.6)	108.0	(37.2)
Net loss from discontinued operations, net of tax	—	(0.7)	—	(1.3)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.9
Net income (loss)	$34.5	$(52.3)	$108.0	$(37.6)

Basic earnings (loss) per share:
Continuing operations	$0.30	$(0.46)	$0.95	$(0.34)
Discontinued operations	—	(0.01)	—	(0.01)
Cumulative effect of change in accounting principle	—	—	—	0.01
Net income (loss)	$0.30	$(0.47)	$0.95	$(0.34)
Weighted average # of basic shares (millions)	114.6	110.8	114.3	110.5
Diluted earnings (loss) per share:
Continuing operations	$0.30	$(0.46)	$0.94	$(0.34)
Discontinued operations	—	(0.01)	—	(0.01)
Cumulative effect of change in accounting principle	—	—	—	0.01
Net income (loss)	$0.30	$(0.47)	$0.94	$(0.34)
Weighted average # of diluted shares (millions)	115.3	110.8	115.0	110.5

Income (loss) before income taxes and equity loss	$23.5	$(78.2)	$61.4	$(52.6)
Interest and debt expense	17.8	16.7	35.0	37.4
EBIT(1)	41.3	(61.5)	96.4	(15.2)
Depreciation and amortization, net of amortization of debt issuance costs	26.9	23.6	53.1	48.1
EBITDA(1)	$68.2	$(37.9)	$149.5	$32.9

	(Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2007	2006	2007	2006
Net Sales By Segment(6)
Paper Technologies	227.6	208.6	448.9	406.7
Ventures	60.7	57.8	122.6	113.9
Paper Technologies & Ventures Group	$288.3	$266.4	$571.5	$520.6

Coatings & Construction	129.5	118.9	230.2	211.2
Regulated	63.3	56.3	123.4	112.6
Energy & Specialties	67.9	59.4	126.2	114.7
Aqualon Group	$260.7	$234.6	$479.8	$438.5

FiberVisions	—	—	—	69.2
TOTAL	$549.0	$501.0	$1,051.3	$1,028.3

Profit From Operations By Segment
Paper Technologies & Ventures Group	26.2	16.6	54.2	31.2
Aqualon Group	57.7	54.7	105.3	94.2
FiberVisions/Corporate	(9.4)	(5.7)	(25.1)	(2.9)
TOTAL	$74.5	$65.6	$134.4	$122.5

	(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED JUNE 30, 2007				THREE MONTHS ENDED JUNE 30, 2006
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$34.5	$0.30	$74.5	$68.2	$(52.3)	$(0.47)	$65.6	$(37.9)
Discontinued operations, net of tax	—	—	—	—	0.7	0.01	—	—
Vertac matters	11.4	0.10	—	17.5	68.9	0.62	—	106.0
ABL settlement	8.4	0.07	—	13.0	—	—	—	—
Legal accruals and settlements(2)	0.4	—	—	0.6	1.8	0.02	1.5	2.7
Severance and restructuring costs	4.0	0.03	6.2	6.2	3.6	0.03	5.6	5.6
Asset impairments/Accelerated depreciation	2.4	0.02	3.7	—	0.6	0.01	0.9	—
Loss on debt prepayment and write-off of debt issuance costs	—	—	—	—	6.9	0.06	—	10.6
Gain on asset dispositions	(2.7)	(0.02)	(4.1)	(4.1)	—	—	—	—
Loss on sale of FiberVisions(4)	(0.1)	—	—	(0.1)	5.5	0.05	—	5.5
Other(3)	0.7	0.01	0.6	1.0	0.5	—	0.1	0.7
Subtotal adjustment items(4)	24.5	0.21	6.4	34.1	88.5	0.80	8.1	131.1
Tax adjustment to the ongoing effective tax rate(5)	(13.2)	(0.11)	—	—	(0.9)	(0.01)	—	—
Ongoing Operations(1)	$45.8	$0.40	$80.9	$102.3	$35.3	$0.32	$73.7	$93.2

	(Unaudited)
Table 3 Reconciliation to Ongoing Operations	SIX MONTHS ENDED JUNE 30, 2007				SIX MONTHS ENDED JUNE 30, 2006
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$108.0	$0.94	$134.4	$149.5	$(37.6)	$(0.34)	$122.5	$32.9
Discontinued operations, net of tax	—	—	—	—	1.3	0.01	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(0.9)	(0.01)	—	—
Vertac matters	12.4	0.11	—	19.0	68.9	0.62	—	106.0
ABL settlement	8.4	0.07	—	13.0	—	—	—	—
Gain on asset dispositions	(2.7)	(0.02)	(4.1)	(4.1)	—	—	—	—
Legal accruals and settlements(2)	0.8	0.01	—	1.2	(0.3)	—	(2.1)	(0.5)
Severance and restructuring costs	9.6	0.08	14.8	14.8	8.4	0.08	12.9	12.9
Asset impairments/ Accelerated depreciation	4.8	0.04	7.4	—	2.5	0.02	3.9	0.1
Loss on debt prepayment and write-off of debt issuance costs	—	—	—	—	7.9	0.07	—	12.2
Loss on sale of FiberVisions(4)	(0.3)	—	—	(0.3)	10.6	0.10	—	10.6
Other(3)	1.4	0.01	0.6	2.0	0.6	0.01	0.1	1.0
Subtotal adjustment items(4)	34.4	0.30	18.7	45.6	99.0	0.90	14.8	142.3
Tax adjustment to the ongoing effective tax rate(5)	(60.9)	(0.53)	—	—	0.2	—	—	—
Ongoing Operations(1)	$81.5	$0.71	$153.1	$195.1	$61.6	$0.56	$137.3	$175.2

	(Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2007
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$26.2	$57.7	$(9.4)	$74.5
Severance, restructuring and other exit costs	0.3	(0.1)	6.0	6.2
Asset impairments and accelerated depreciation	0.2	—	3.5	3.7
Gain on asset dispositions	—	—	(4.1)	(4.1)
Other(3)	—	—	0.6	0.6
Subtotal adjustment items	0.5	(0.1)	6.0	6.4
Profit from Ongoing Operations(1)	$26.7	$57.6	$(3.4)	$80.9

	(Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$16.6	$54.7	$(5.7)	$65.6
Severance, restructuring and other exit costs	3.0	0.5	2.1	5.6
Asset impairments and accelerated depreciation	0.6	—	0.3	0.9
Legal accruals and settlements(2)	1.1	—	0.4	1.5
Other	—	0.1	—	0.1
Subtotal adjustment items	4.7	0.6	2.8	8.1
Profit from Ongoing Operations(1)	$21.3	$55.3	$(2.9)	$73.7

	(Unaudited)
Table 6 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2007
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$54.2	$105.3	$(25.1)	$134.4
Severance, restructuring and other exit costs	0.7	0.4	13.7	14.8
Asset impairments and accelerated depreciation	0.3	—	7.1	7.4
Gain on asset dispositions	—	—	(4.1)	(4.1)
Other(3)	—	—	0.6	0.6
Subtotal adjustment items	1.0	0.4	17.3	18.7
Profit from Ongoing Operations(1)	$55.2	$105.7	$(7.8)	$153.1

	(Unaudited)
Table 7 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$31.2	$94.2	$(2.9)	$122.5
Severance, restructuring and other exit costs	6.7	3.2	3.0	12.9
Asset impairments and accelerated depreciation	3.3	—	0.6	3.9
Accelerated vesting of stock compensation	1.1	—	(3.2)	(2.1)
Other(3)	—	—	0.1	0.1
Subtotal adjustment items	11.1	3.2	0.5	14.8
Profit from Ongoing Operations(1)	$42.3	$97.4	$(2.4)	$137.3

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
Table 8	JUNE 30	DEC. 31
	2007	2006
Assets
Current assets
Cash and cash equivalents	$237.9	$171.8
Accounts receivable, net	376.7	326.6
Inventories	223.2	210.6
Federal income tax receivable	49.2	170.8
Other current assets	82.2	104.7
Total current assets	$969.2	$984.5
Property, plant and equipment, net	613.0	600.4
Other assets	1,191.7	1,223.6
Total assets	$2,773.9	$2,808.5
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$204.2	$205.3
Other current liabilities	255.3	265.0
Vertac obligations	18.7	123.5
Current debt obligations	126.1	35.8
Total current liabilities	$604.3	$629.6
Long-term debt	833.0	959.7
Other liabilities	919.4	963.6
Total liabilities	$2,356.7	$2,552.9
Minority interests	13.7	12.7
Total stockholders' equity	403.5	242.9
Total liabilities and stockholders' equity	$2,773.9	$2,808.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	(Unaudited)
Table 9	SIX MONTHS ENDED JUNE 30
	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$108.0	$(37.6)
Adjustments to reconcile net (loss) income to cash provided by operations:
Depreciation and amortization	54.0	48.6
Deferred income tax provision and income taxes payable	122.7	(38.0)
Loss on sale of 51% interest in FiberVisions	(0.3)	10.6
Other noncash charges and credits	2.0	5.0
Working capital, net(7)	(158.4)	80.5
Asbestos-related assets and liabilities, net	43.8	6.5
Pension and postretirement benefits	(15.8)	12.7
Non-current assets and liabilities, net	(15.5)	(16.4)
FiberVisions assets and liabilities held for sale	—	(7.9)
Net cash provided by operating activities	140.5	64.0
Cash Flows from Investing Activities:
Capital expenditures	(53.8)	(22.9)
Proceeds from sale of 51% interest in FiberVisions, net of transaction costs	—	25.1
Acquisitions and investments, net	(2.1)	(26.1)
Proceeds from fixed asset disposals / Other	11.3	(0.7)
Net cash used in investing activities	(44.6)	(24.6)
Cash Flows from Financing Activities:
Long-term debt issued by FiberVisions, net of issuance costs	—	83.7
Long-term debt proceeds	3.3	—
Debt repayments and change in short term debt	(41.2)	(123.5)
Proceeds from exercise of stock options / Other	7.0	3.9
Net cash used in financing activities	(30.9)	(35.9)
Effect of exchange rate changes on cash	1.1	1.1
Net increase in cash and cash equivalents	66.1	4.6
Cash and cash equivalents at beginning of period	171.8	77.3
Cash and cash equivalents at end of period	$237.9	$81.9

NOTES:

(1)      Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures.  The ongoing operations include Paper Technologies and Ventures, the Aqualon Group and FiberVisions.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, severance, restructuring and other exit costs, litigation against and settlements with the Company's insurance carriers, and legal accruals, settlements and other charges related to divested businesses.  It also excludes the impact of the prepayment and refinancing of long-term debt.  Please refer to Tables 2, 3, 4, 5, 6 and 7 for the reconciliation of reported to ongoing operations for the quarter and six months ended June 30, 2007 and 2006.

EBIT is calculated as net income (loss) before income taxes plus interest and debt expense.  EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(2)      These accruals and settlements exclude asbestos, Vertac litigation and the ABL settlement.

(3)      Other primarily includes gains and losses related to formerly divested businesses and other costs.

(4)      Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2007 and 2006, except the loss on the sale of FiberVisions.  Valuation allowances have been established on this capital loss.  Additionally, the related earnings per share impacts are based upon diluted shares totaling 115.3 million and 110.8 million for the three months ended June 30, 2007 and 2006, respectively, and 115.0 million and 110.5 million for the six months ended June 30, 2007 and 2006, respectively.

(5)      Principally due to the resolution of the remaining IRS audit issues for the years 1993 – 2003, including an additional $9.6 million of interest received on the refunds and resulting state tax refunds of $1.9 million recorded in the second quarter of 2007, and an increase in refundable taxes of $47 million recorded in the first quarter of 2007.

(6)      Net sales by segment have been realigned to the current organizational structure.

(7)      Includes $124.5 million paid to the United States in settlement of the Vertac judgment in the six months ended June 30, 2007, offset by $19.0 million for additional response costs not yet paid and interest paid on the judgment.